EXHIBIT 99.1

CONTACT: Investor Relations Taylor Morrison Home Corporation (480) 734-2060 investor@taylormorrison.com

TAYLOR MORRISON REPORTS FIRST QUARTER 2013 FINANCIAL SUMMARY

—	Net income of $24.3 million increased 136%
—	U.S. net sales orders increased 68% and U.S backlog revenue increased 150%
—	Home closing revenue increased 66%
—	Adjusted homebuilding gross margin increased 340 basis points to 23.4%

Scottsdale, AZ, May 14, 2013 –Taylor Morrison Home Corporation (NYSE: TMHC) announced today financial results for the first quarter ended March 31, 2013.  Our results for the first quarter represent the combined results of our subsidiaries Taylor Morrison Communities, Inc. and Monarch Communities Inc. (collectively “the Company”).  Net income for the quarter was $24.3 million, compared to net income of $10.3 million for the first quarter of 2012.

“We started the year in a position of strength, with a 136% increase in net income, continuing our track record of solid financial performance and adding to our trend of more than three consecutive years of profitability,” said Sheryl Palmer, President and CEO.  “We are pleased to demonstrate continued quarter-over-quarter improvements in key operational and financial metrics.  The results we’re releasing today are the manifestation of years of preparation and demonstrate the value around the Company’s land strategy during the downturn.  Our opportunistic land strategy continues to be conscious and calculated and the foundation of our success.”

Net sales orders increased 52% to 1,681 in the first quarter of 2013 as compared to 1,106 in the first quarter of last year.  Net sales orders in the Company’s U.S. operations increased 68%, partially offset by a 29% sales order decline in its Canadian operations. As expected, community count increased 31% to 167 from 124 in the first quarter of last year, primarily due to our acquisition of Darling Homes based in Texas.  The Company’s overall monthly absorption pace increased to 3.4 net sales orders per community in the first quarter of 2013 compared to 3.0 for the first quarter of 2012.

The Company’s sales order backlog of homes under contract increased 45% to 3,872 homes with a sales value of $1.4 billion at March 31, 2013 compared with 2,669 homes with a sales value of $884 million as of March 31, 2012. The Company’s U.S backlog of homes under contract increased 109% to 2,506 homes with a sales value of $993 million at March 31, 2013 compared with 1,199 homes with a sales value of $398 million at March 31, 2012.  The first quarter 2013 cancellation rate, representing cancelled sales orders divided by gross sales orders, was 11% in both the first quarter of 2012 and 2013.

Home closings revenue totaled $366.8 million in the first quarter of 2013, an increase of 66%, benefiting from a 63% increase in homes closed to 1,012 during the quarter.  Gross profit margin on home closings in the first quarter of 2013 improved to 21.2%, compared to 17.6% in the first quarter of 2012.  Adjusted gross profit margin on home closings in the first quarter 2013, excluding interest expense, improved 340 basis points to 23.4% compared to 20.0% for the first quarter 2012.

For the first quarter, the Company's mortgage and title operations reported gross profit of $2.4 million.  The mortgage capture rate for the Company’s U.S. operations for the quarter was 81%.

Selling, general and administrative expenses were $46.3 million, or 12.6% of home closing revenues for the 2013 first quarter compared to $32.4 million, or 14.7% of home closing revenues for the first quarter of 2012.  Equity in income of unconsolidated entities, which represents the Company’s investments in home building joint ventures, was $3.2 million in both the first quarter of 2012 and 2013.

The Company ended the first quarter of 2013 with $251.2 million of cash, including $13.2 million of restricted cash.  Homebuilding inventories at the end of the 2013 first quarter totaled $1.7 billion.  The Company owned and controlled approximately 45,100 lots at March 31, 2013 compared with approximately 31,000 lots at March 31, 2012.

Financing Activities

On April 12, 2013, we completed our initial public offering (“IPO”) and sold 28,572,000 shares at $22.00 per share for a total of $628.5 million.  Subsequent to the offering, the underwriters exercised their over-allotment option of 4,285,800 shares at $22.00 per share for $94.3 million.  Approximately $204.3 million of the proceeds from the IPO were used to redeem $189.6 million of the 7.75% senior notes due 2020, issued by two of our subsidiaries at a price equal to 103.875% their principal amount, plus accrued and unpaid interest.  The remainder of the IPO proceeds was used to purchase equity interests from the principal equity holders and pay IPO-related fees.

Concurrent with the IPO, our subsidiaries entered into a new $400 million unsecured revolving credit facility, maturing in April 2017, replacing an existing $225 million secured revolving credit facility.  In addition, two of our subsidiaries issued $550 million aggregate principal amount of 5.25% senior notes due 2021, the proceeds of which will be used for general corporate purposes.

Earnings Conference Call

A conference call to discuss our first quarter 2013 earnings will be held at 4:30 p.m. Eastern Time on Tuesday, May 14, 2013.  The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.taylormorrison.com.  If you are unable to participate in the conference call, the call will be archived at www.taylormorrison.com for 30 days.  A replay of the conference call will also be available later today by calling (888) 843-7419 or (630) 652-3042 and entering 3477 4239# as the confirmation number.

Forward-Looking Statements

This earnings summary includes "forward-looking statements." These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "may," "can," "could," "might," "will" and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which Taylor Morrison operates; the availability and cost of land and other raw materials used by Taylor Morrison in its homebuilding operations; the impact of any changes to our strategy in responding to continuing adverse conditions in the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with Taylor Morrison's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in Taylor Morrison's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. Taylor Morrison undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in Taylor Morrison's expectations.  In addition, other such risks and uncertainties may be found in Taylor Morrison Home Corporation’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (SEC)  under the heading “Risk Factors.” Such registration statement has not yet been declared effective by the SEC and does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described therein.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison Home Corporation (NYSE:TMHC) operates in the U.S. under the Taylor Morrison and Darling Homes brands and in Canada under the Monarch brand.  Taylor Morrison is a builder and developer of single-family detached and attached homes serving a wide array of customers from first-time buyers and move-up families to luxury and active adult customers. Taylor Morrison divisions operate in Arizona, California, Colorado, Florida and Texas.  Darling Homes serves move-up families and luxury homebuyers in Texas. Monarch, Canada's oldest homebuilder builds homes for first-time buyers and move-up families in Toronto and Ottawa as well as high rise condominiums in Toronto.

 For more information about Taylor Morrison, Darling Homes or Monarch, please visit www.taylormorrison.com, www.darlinghomes.com and www.monarchgroup.net.

TMM Holdings Limited Partnership Consolidated Statements of Operations (in thousands except per unit data, unaudited)
	Three Months Ended 3/31/2013	Three Months Ended 3/31/2012

Home closing revenue	$366,769	$220,903
Land closing revenue	8,854	15,240
Mortgage operations revenue	5,889	3,283
Total revenues	381,512	239,426

Cost of home closings	288,831	182,108
Cost of land closings	7,644	11,491
Mortgage operations expenses	3,491	2,029
Total cost of revenues	299,966	195,628

Gross margin	81,546	43,798

Sales, commissions and other marketing costs	25,942	14,776
General and administrative expenses	20,344	17,633
Equity in net income of unconsolidated entities	(3,158)	(3,180)
Interest income, net	(486)	(63)
Indemnification income	(1,710)	(1,636)
Other expense, net	742	211
Income before income taxes	39,872	16,057
Income tax provision	15,535	5,498
Net income	24,337	10,559
Income attributable to noncontrolling interests	(78)	(262)
Net income attributable to Owners	$24,259	$10,297

TMM Holdings Limited Partnership
Consolidated Balance Sheets
(in thousands, unaudited)

	March 31,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$237,963	$300,567
Restricted cash	13,206	13,683
Real estate inventory	1,737,849	1,633,050
Land deposits	29,595	28,724
Loans receivable	43,997	48,685
Mortgage receivables	40,055	84,963
Tax indemnification receivable	109,231	107,638
Prepaid expenses and other assets, net	118,174	101,427
Other receivables, net	50,561	48,951
Investments in unconsolidated entities	77,469	74,465
Deferred tax assets, net	274,723	274,757
Property and equipment, net	6,162	6,423
Intangible assets, net	24,124	17,954
Goodwill	14,594	15,526
Total assets	$2,777,703	$2,756,813

Liabilities
Accounts payable	$92,883	$98,647
Accrued expenses and other liabilities	184,681	213,413
Income taxes payable	116,142	111,513
Customer deposits	99,777	82,038
Mortgage borrowings	37,351	80,360
Loans payable and other borrowings	256,696	215,968
Revolving credit facility borrowings	88,000	50,000
Senior notes	681,318	681,541
Total liabilities	1,556,847	1,533,480

Equity
Net owners’ equity	1,255,804	1,231,050
Accumulated other comprehensive loss	(42,810)	(34,365)
Total owners’ equity	1,212,994	1,196,685
Non controlling interests	7,862	26,648
Total equity	1,220,856	1,223,333
Total liabilities and equity	$2,777,703	$2,756,813

TMM Holdings Limited Partnership
Segment Data
(Dollars in thousands)
(Unaudited)

Homes Closed:	Three months ended March 31, 2013			Three months ended March 31, 2012
	Homes	Value	Avg. Sales Price	Homes	Value	Avg. Sales Price
East	544	$191,379	$352	275	$82,582	$300
West	363	129,696	357	187	64,787	346
Canada	105	45,694	435	159	73,534	462
Subtotal	1,012	366,769	$362	621	220,903	$356
Unconsolidated joint ventures (A)	27	8,927	331	39	11,770	306
Total	1,039	375,696	$362	660	232,673	$353

(A)	Includes only our proportionate share of unconsolidated joint ventures.

Net Sales Orders:	Three months ended March 31, 2013		Three months ended March 31, 2012
	Homes	Value	Homes	Value
East	1,010	$365,957	527	$162,694
West	539	228,847	394	123,498
Canada	132	60,661	185	73,627
Subtotal	1,681	655,465	1,106	359,819
Unconsolidated joint ventures (B)	15	6,847	55	10,551
Total	1,696	662,312	1,161	370,370

(B)	Includes only our proportionate share of unconsolidated joint ventures.

Sales Order Backlog:	As of March 31, 2013		As of March 31, 2012
	Homes	Value	Homes	Value
East	1,668	$651,117	719	$250,094
West	838	342,097	480	147,784
Canada	1,366	428,812	1,470	486,087
Subtotal	3,872	$1,422,026	2,669	$883,965
Unconsolidated joint ventures (C)	895	305,807	1,010	341,257
Total	4,767	$1,727,833	3,679	$1,225,222

(C)	Includes our proportionate share of unconsolidated joint ventures.

Average Active Selling Communities:	Three months ended March 31,
	2013	2012
East	120.8	74.3
West	31.5	35.0
Canada	14.8	15.0
Subtotal	167.1	124.3
Unconsolidated joint ventures (D)	4.7	7.0
Subtotal	171.8	131.3

(D)	Represents the average number of total communities in which our joint ventures were actively selling over such time period.

Reconciliation of Non-GAAP Financial Measures

The below measure is non-GAAP financial measures and other companies may calculate such non-GAAP measures differently.  Due to the significance of the GAAP components excluded, such measures should not be considered in isolation or as an alternative to operating performance measures prescribed by GAAP.  We urge investors to understand the methods used by other companies to calculate these measures and any adjustments thereto before comparing our measure to those of such other companies.  Management uses adjusted home closings gross margin to evaluate our performance on a consolidated basis as well as the performance of our regions. We believe adjusted home closings gross margins are relevant and useful to investors for evaluating our performance.

The following table sets forth a reconciliation between our home closings gross margin and our adjusted home closings gross margin. Adjusted gross margins are non-GAAP financial measures calculated based on gross margins, excluding impairments and capitalized interest amortization.

Home Closings Gross Margin:	Three months ended March 31,
($ in thousands)	2013	2012
Home closings revenue	$366,769	$220,903
Home closings cost of revenue	288,831	182,108
Home closings gross margin	77,938	38,795
Capitalized interest amortization	7,865	5,324
Adjusted home closings gross margin	$85,803	$44,119
Home closings gross margin%	21.2%	17.6%
Adjusted Home closings gross margin %	23.4%	20.0%